Exhibit 99.1

Diligent Board Member Services, Inc. - Preliminary 2012 Annual Results

SUMMARY OF PRELIMINARY FULL YEAR ANNOUNCEMENT

Name of Listed Issuer: Diligent Board Member Services, Inc.

Reporting Period: 12 months to 31st December 2012

Previous Reporting Period: 12 months to 31st December 2011

RESULTS FOR PRELIMINARY ANNOUNCEMENT TO THE MARKET

(Format – Current full year $US: up (down) % : Previous corresponding full year $US)

REVENUE FROM ORDINARY ACTIVITIES

43,736,243 : 143% : 17,966,114

PROFIT (LOSS) FROM ORDINARY ACTIVITIES BEFORE INCOME TAX ATTRIBUTABLE TO SECURITY HOLDERS

12,428,023 : 465% : 2,200,364

PROFIT (LOSS) FROM ORDINARY ACTIVITIES AFTER INCOME TAX ATTRIBUTABLE TO SECURITY HOLDERS

9,141,295 : 177% : 3,302,383

DIVIDEND ON COMMON STOCK

Nil : n/a : Nil

DIVIDEND ON PREFERRED STOCK: $359,338

DIVIDEND WAIVED: $239,557

RECORD DATE: JANUARY 2, 2013

DIVIDEND PAYMENT DATE: JANUARY 2, 2013

*The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

PRELIMINARY FULL YEAR REVIEW
Commentary from the Chairman

Dear fellow Shareholders,

Fiscal Year 2012 was an outstanding year for Diligent Board Member Services, Inc. (“Diligent” or “the Company”) in terms of New Sales, Cumulative Sales, revenue growth, margin expansion and profitability. The Company’s strong financial results highlight its winning business formula, which in our view include: 1) a unique user experience, 2) a best-in-class multi-tenant “Software-as-a-Service” (SaaS) offering, 3) market leadership, 4) a powerful, dynamic SaaS business model, 5) scalable technology that easily adapts to customer requirements, and 6) superior customer service and training.

In the past year, Diligent achieved a number of key milestones: the Company exceeded $52.3 million in Cumulative Sales, expanded its client base to 2,571 Boards and almost 52,000 users worldwide, and retained, what we believe is our already best-in-class customer retention rate of 97%. Additionally, Diligent was added to the NZX 50 Index, which comprises the 50 largest and most liquid companies listed on the NZSX Market, and for the second year in a row was recognized as one of Deloitte’s Fastest Growing Technology Companies in North America.

Diligent’s exceptional results would not have been possible without the dedication, commitment and exceptional performance of Diligent’s employees worldwide. This commitment was truly put to the test in late October 2012 when Hurricane Sandy caused massive damage and disruption throughout the Northeast coastal region of the United States. Despite the magnitude of the disaster and its devastating effects, which included the Company’s New York headquarters building being closed for five days because of flooding, Diligent took full advantage of its global presence in executing its disaster recovery plan, enabling it to provide its customary high level of support and services to its clients without interruption.

Diligent has experienced impressive sales and revenue growth over the last several years and the Company’s management and Board are excited about the future growth opportunities that lie ahead. As a global leader in a fast growing sector of the software business, we believe the Company is well positioned to further expand its market share by increasing its investment in Research and Development, and Sales and Marketing. The Board believes that it is essential for the Company to accelerate its investment in these areas in order to stimulate global sales momentum and to position the Company for future growth, and has budgeted increased spending for these growth initiatives accordingly.

As previously advised to the market in December of 2012, Diligent’s Board authorized and empowered a Special Committee of independent directors to conduct a review of the Company’s past stock option issuances to determine if they were in accordance with the relevant incentive plans. As a result of the review, the Special Committee identified a number of instances of inadvertent non-compliance with applicable regulations, and determined that certain executive’s options were inadvertently issued in excess of applicable plan caps.

There have been costs associated with this process and related issues, including fees and expenses associated with legal and financial consultants. The Board wishes to reiterate that these charges are not related to Diligent’s on-going business operations. Of note, we expect that we will incur expense in 2013 for the cancellation of the affected stock options, the corrective compensation package that is under discussion between the Special Committee and the executives and on an ongoing basis in connection with implementing improvements in controls.

I want to assure shareholders that Diligent’s Board is committed to putting in place robust internal controls, including appropriate processes and resources, to ensure that its performance in this area improves to the standard of excellence that Diligent is known for as a company. Management is completing its assessment of the effectiveness of Diligent’s disclosure controls and procedures and internal controls over financial reporting in accordance with Sarbanes-Oxley requirements in connection with the completion of the audited financial statements. Upon completion of this assessment, deficiencies relating to the identified areas of non-compliance will be addressed.

Looking forward, it is an exciting time for Diligent as the Company is poised to continue its growth internationally and across new industries. We believe that we have passed an inflection point in terms of growth and cash generation and expect to be well positioned to be able to capitalize on organic growth opportunities in the future. As always, we will continue to deliver value to our clients through superior customer service and security, and to our shareholders through our balanced focus on growth and profitability.

I look forward to seeing you at the Annual Meeting, which will take place on June 4th, 2013, at 11:00 am, New Zealand local time, at the Pullman Hotel, Auckland, New Zealand. More details will follow with the Notice of Meeting.

Best Regards,

David Liptak

Chairman of the Board

*The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Commentary from the Chief Executive Officer

Financial Update

Fiscal year 2012 was a record breaking year and the Company’s most profitable year so far. New Sales for 2012 increased 66 percent to $26.3 million versus 2011, which reflects Diligent’s strong market position and continued global sales momentum. The Company’s 2012 New Sales figures bring the Company’s 2012 Cumulative Sales total, which represent all client revenues under contract, to $52.3 million, an increase of 103 percent versus 2011. Revenue for 2012 was $43.7 million, an increase of 143 percent compared to 2011.

In 2012 net Client Upgrades totaled $6.8 million, representing 25.8 percent of New Sales versus 13.7 percent in 2011. Client Upgrades represent additional subscription and installation fees collected from existing clients as these clients add boards and users beyond the original contracted amount. They are a significant source of New Sales as well as an important indicator of customer satisfaction.

During 2012, Diligent increased its client count by 782 compared to 570 in 2011. Client Service Agreements now total 1,808 public and private companies, with 2,571 boards and almost 52,000 users worldwide.

In 2012, Diligent’s client retention was 97 percent, which we believe is among the best retention rates for SaaS companies like Diligent. Strong customer retention equates to a highly visible and predictable revenue stream. The sales team does not need to constantly “re-win” business and can therefore focus on targeting new customers. High retention rates are also indicative of client satisfaction with the Boardbooks product’s quality, security and 24 / 7 / 365 customer support, and training. This satisfaction leads to positive “word-of-mouth” endorsements from current users and may result in new clients and additional upgrades from current clients.

Diligent has now been profitable on an operating basis for two full financial years. At the conclusion of 2011, the Board said it believed Diligent’s operating margins and cash position would continue to improve. The Company has delivered in both areas; Diligent’s cash position increased to $33.4 million from $9 million at the end of 2011. In addition, Gross and Operating Margins continued to expand reaching 77.0 percent and 28.1 percent, respectively. This rapid margin expansion demonstrates the natural operating leverage in the Diligent business model.

Geographic Update

In 2012, the Company gained robust sales momentum in new geographies. Revenue from regions excluding the United States and Canada is now 32 percent of total revenue compared to 19 percent for the 2011 Financial Year. The EMEA region represented 21.0 percent of New Sales for the 2012 financial year. This is a 5.1 percentage point increase from 2011 and reflects the traction Diligent is developing in this region. The UK and Europe is doing particularly well as we build resources and develop marketing campaigns to resonate with our target clients in this region.

*The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Asia/Pacific has also shown excellent sales growth momentum, particularly in Australasia. New Sales for the region increased 604 percent compared to Fiscal Year 2011 and contributed 11.4 percent to Total Revenues for 2012.

Whilst the newer geographic regions are showing great momentum, the Americas still remains our largest market. Compared to 2011, New Sales from the Americas region increased 37.8 percent to over $17.5 million for 2012. Diligent now services 25 percent of the Fortune 1000 companies and 14 percent of NYSE listed companies.

Geographic expansion is ongoing and in our view, there is plenty of global opportunity with both public and private companies.

Continuous product evolution requires consistent investment into resources and technology and is reliant on effective client relationships to provide feedback on user experience. We listen to what our clients want and incorporate that into our enhancement pipeline.

Going Forward

Diligent’s strategies that led to our exceptional 2012 results will continue through 2013. The efforts to improve the Boardbooks offering are ongoing, and we have no doubt that the product at the end of 2013 will be even better than the product it is today. In addition, the Company will focus on further investment in company infrastructure and Corporate Services resources, along with Research and Development and Marketing.

Alex Sodi

Chief Executive Officer

Detailed Information: The Preliminary Full Year Announcement and detailed financial statements can be located in the Investor Center section of our website under “Shareholder Reporting”.

http://www.boardbooks.com/diligentbooks/nz-reporting.shtml

Except for statements of historical fact, certain information described in this document contains "forward-looking statements" that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would" or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other "forward-looking" information. Diligent Board Member Services, Inc. believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this Preliminary Full Year Announcement because they involve risks, uncertainties and other factors affecting our operations, internal controls, market growth, service, products and licenses. Events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of future events could have a material adverse effect on our business, results of operations and financial position.

*The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Details of individual and total dividends or distributions and dividend or distribution payments

In December 2012, Spring Street Partners, L.P. waived its right to the preferred stock dividend payable on January 2, 2013 of $239,557. This was recorded as a capital contribution in 2012 when waived. On January 2, 2013, $119,781 was paid as a preferred stock dividend to Carroll Capital Holdings, Ltd.

Net tangible assets per security

NZX has noted in correspondence with Diligent that for the purpose of the Listing Rules the Financial Reporting Act 2003 (New Zealand) will apply to Diligent as an "Issuer" and “Reporting Entity” for the purposes of that Act.
This allows Diligent to report in New Zealand in US$ and according to US Generally Accepted Accounting Principles (GAAP). GAAP reporting does not provide, or allow, for the presentation of
Net Tangible Assets per Share as is required under NZSX Listing Rules. Diligent is providing as supplemental information that the Net Tangible Assets at 31 December 2012 and 2011 are $US0.23 and $US0.09 per share, respectively.

Revenue recognition – Diligent recognizes revenue when all of the following criteria are met: (a) persuasive evidence of the arrangement exists, (b) delivery has occurred or services have been rendered, (c) the seller’s price to the buyer is fixed and determinable and (d) collectability is reasonably assured. Revenue from the Boardbooks service agreements is recorded ratably over the contract period, which is generally twelve months. Subscription fees paid in advance are recorded as deferred revenue until earned. Diligent also earns fees for set-up and training (“installation fees”) of the Boardbooks system. Installation fees are recorded ratably over the contract period.

Earnings per share – Basic earnings per share is computed by dividing the net income attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common shares outstanding for the period.

Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock, unless the effect is anti-dilutive. Stock options and convertible preferred stock are included as potential dilutive securities for the applicable periods.

	Year ended Dec 31, 2012 (Unaudited)
	Computation of Basic EPS	Computation of Diluted EPS

Net Income	9,141,295	9,141,295
Subtract preferred stock dividend	359,338
Earnings attributable to common shareholders	8,781,957	9,141,295

Weighted avg shares o/s	82,182,609	82,182,609
Effect of Options	-	5,165,443
Effect of Preferred Stock	-	32,667,123
Shares for EPS	82,182,609	120,015,175

Basic and diluted EPS	0.11	0.08

*The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

The 4,350,000 shares associated with the expected cancellation of options issued in excess of the applicable plan caps explained below under the heading “Special Committee”, were included in the diluted earnings calculation. The reasoning behind the inclusion is due to the fact that the shares were not cancelled as of year end 2012.

Special Committee - As advised to the market on 24 December 2012, the Board of Diligent appointed a Special Committee of independent directors to examine Diligent's past stock option issuances. The Special Committee's members were not on the Board at the time of the grants at issue, were not involved in their issue, and are not the recipients of any option grants. The Special Committee was delegated broad powers from the Board to take all such action in respect of the issuances as it deems necessary and advisable.

The Special Committee--assisted by US law firm Goodwin Procter LLP and New Zealand law firm Minter Ellison Rudd Watts--has conducted a thorough review and analysis of all stock option issuances during the relevant period.

The Special Committee has found that three option awards--one under the 2007 Stock Option and Incentive Plan (2007 Plan), and two under the 2010 Stock Option and Incentive Plan (2010 Plan)--appear to have exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. Specifically, a 2009 award to Alessandro Sodi, the chief executive officer, exceeded the cap in the 2007 Plan by 1,600,000 shares, a 2011 award to Mr. Sodi exceeded the cap in the 2010 Plan by 2,500,000 shares, and a 2011 award to another executive exceeded the cap in the 2010 Plan by 250,000 shares.

On the recommendation of the Special Committee, the option awards that exceeded the caps will be cancelled. The Special Committee is working to develop appropriate alternative compensation packages for the affected employees. These awards were determined to be reasonable compensation at the time, and were an important incentive component of the employees' compensation packages. The Board believes that the financial performance of Diligent since the date of these grants is strong evidence that the management team has performed at and above expectations in creating shareholder value.

As part of its work, the Special Committee also reviewed Diligent's compliance with applicable regulations since Diligent's listing on the NZSX market in 2007, including US and New Zealand securities regulations and the NZSX Listing Rules. The Special Committee has identified a number of instances where it appears that Diligent was not, or may not have been, in compliance with its New Zealand regulatory obligations. For example, a number of smaller option grants to employees in New Zealand were made in the absence of a prospectus, which would create issues under New Zealand law if a prospectus was required. While the Special Committee's work continues, all regulatory issues identified will continue to be self-reported to the NZX and the FMA.

The Special Committee has recommended, and the Board fully endorses, that Diligent work with its regulators to resolve these issues. It is of course possible that while Diligent seeks to work constructively with the regulators that fines or penalties for non-compliance could be imposed.

The Special Committee determined that these instances of non-compliance were inadvertent, and attributable in part to the constrained resources of Diligent in a period of financial difficulty in the years following its listing on NZSX on 12 December 2007 and the complex regulatory and compliance obligations across multiple jurisdictions with differing regulations and requirements.

Diligent is also taking steps to file proceedings in the New Zealand Courts to validate certain shares and options issued to New Zealand employees and consultants, in circumstances where it is not clear that New Zealand securities laws was strictly complied with.

*The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Commentary on the results for the period

The growth in total revenues of 143% for the year ended December 31, 2012 is a result of the increase in new subscription agreements. The Company has continued to add subscription agreements each quarter since inception. At December 31, 2012, the total number of client agreements (net of cancellations) was 1,808, compared with 1,026 at December 31, 2011. A net of 782 new subscription agreements were added during 2012, compared with 570 in 2011, an increase of 37%. Sales increased in all of Diligent’s major regions, with particularly strong growth in Europe and Australia. Additionally, upgrades from existing customers in 2012, based on dollar value added to existing annual contracts, increased 213% over 2011.

The Company recognizes revenue ratably over the contract period, which is generally twelve months. Accordingly, the full impact of the growth in subscription agreements will be recognized over the next twelve months. All of the deferred revenue of $17.6 million recorded on the balance sheet at December 31, 2012 is expected to be recognized as revenue in the next twelve months.

Cost of revenues is comprised of account management, customer support and IT services. The increase in costs of revenues is predominantly due to the increase in headcount to service the Company’s larger client base. Additionally, the Company opened an additional hosting center during the year and increased capacity at existing centers. Costs of revenues increased at a lower pace than revenues, resulting in an increase in the Company’s gross profit ratio to 77% for 2012, compared with 72% for 2011.

Selling and marketing expenses increased by 64% in 2012 when compared with 2011 primarily as a result of an increase in salaries and commissions for the Company’s worldwide sales force, which included additional staff in the UK, and the commencement of operations in Australia. The increase in general and administrative expenses of 94% is due to increases in headcount, salaries and bonuses for Diligent’s executive officers, expansion of the Board of Directors, additional professional fees and occupancy costs, and other expenses related to the growth of the Company. The expansion of European operations, based in the U.K., and commencement of operations in Australia also contributed to this increase.

The increase in research and development expenses is primarily due to increased staffing in the Company’s New Zealand subsidiary for product upgrades and enhancements. Diligent maintains a small research and development department at its New York headquarters, which also had a small increase in headcount.

Income tax expense increased significantly, as the Company has become profitable and is now subject to tax in multiple jurisdictions. The overall effective tax rate of 26% is lower than the U.S. statutory rate due to the utilization of approximately $5.8 million of net operating loss carryforwards in the US, and lower tax rates in foreign jurisdictions.

Section 382 of the US Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that can be used to offset taxable income when a corporation has undergone significant changes in stock ownership. During the second quarter of 2012, the Company completed its Section 382 study and determined that, due to changes in stock ownership in prior years, some of its net operating loss carryforwards will be limited. This limitation results in only $5.8 million available to offset taxable income in 2012. Beginning in 2013, a further limitation of approximately $0.5 million per year will be available to offset expected taxable income until expiration. Based on this limitation, the Company expects that approximately $2.5 million of its total net operating loss carryforwards of $16.7 million will expire unutilized in 2029. A full valuation allowance had previously been provided on the related deferred tax asset, and in 2012 the deferred tax asset and valuation allowance relating to the net operating loss carryforwards expected to expire unutilized were written off.

The announcement has been prepared in a manner which complies with US GAAP and gives a true and fair view of the matters to which the report relates and is based on unaudited financial statements. The financial statements are in the process of being audited.

*The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Non-GAAP Financial Measures

The Company uses New Sales and Cumulative Sales as non-GAAP financial performance measurements. New Sales represents the annual license and subscription fees due from clients under their agreements with Diligent which were signed during the fiscal year. This also includes net additions/deductions to license and subscription fees due from clients under previously existing agreements. Cumulative Sales represents the total amount of license and subscription fees due from clients during the fiscal year under agreements in effect at the end of the fiscal year. This figure is adjusted for foreign exchange fluctuations. New Sales and Cumulative Sales are provided to investors to supplement the results of operations reported in accordance with GAAP. The Company’s management uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to the corresponding GAAP measures, in evaluating the Company’s ongoing operational performance and trends and in comparing its financial measures with other companies in the same industry, many of which present similar non-GAAP financial measures to help investors understand the operational performance of their businesses. However, it is important to note that the particular items the Company excludes from, or includes in, its non-GAAP financial measures may differ from the items excluded from, or included in, similar non-GAAP financial measures used by other companies in the same industry.

Non-GAAP financial measures should not be considered in isolation from, or a substitute for, financial information prepared in accordance with GAAP.

*The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Diligent Board Member Services, Inc.

Consolidated Balance Sheets

	Unaudited
	December 31,	December 31,
A S S E T S	2012	2011
Current assets:
Cash and cash equivalents	$33,311,409	$8,930,695
Term deposit	103,325	97,188
Accounts receivable, net	3,018,025	1,956,527
Prepaid expenses and other current assets	881,985	764,518
Deferred tax assets, net of valuation allowance	643,076	300,840
Note receivable from affiliate, net of valuation allowance - current portion	-	3,071,563
Total current assets	37,957,820	15,121,331

Property and equipment, net	5,036,753	2,088,495
Deferred tax assets, net of valuation allowance	-	882,600
Intangible assets, net	217,302	362,170
Restricted cash - security deposits	225,150	97,885
Other non-current assets	166,748	-

Total assets	$43,603,773	$18,552,481

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$221,877	$857,883
Accrued expenses and other liabilities	2,614,638	1,396,794
Income taxes payable	1,640,025	40,030
Deferred revenue	17,581,436	8,495,661
Current portion of obligations under capital leases	701,972	99,250
Total current liabilities	22,759,948	10,889,618

Non-current liabilities:
Obligations under capital leases, less current portion	1,522,068	70,009
Deferred tax liabilities	111,589	-
Other non-current liabilities	223,502	268,842
Total non-current liabilities	1,857,159	338,851

Total liabilities	24,617,107	11,228,469

Commitments and contingencies

Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized, 32,667,123 shares issued and outstanding (liquidation value $4,900,685)	3,233,035	3,204,993

Stockholders' equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 83,586,155 and 81,861,335 shares issued and outstanding	83,586	81,861
Additional paid-in capital	26,259,226	23,837,196
Accumulated deficit	(10,656,026)	(19,797,321)
Accumulated other comprehensive income (loss)	66,845	(2,717)
Total stockholders' equity	15,753,631	4,119,019
Total liabilities, redeemable preferred stock and stockholders' equity	$43,603,773	$18,552,481

The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Diligent Board Member Services, Inc.

Consolidated Statements of Income

	Unaudited
	Year ended December 31,
	2012	2011
Revenues	$43,736,243	$17,966,114
Cost of revenues	10,042,842	5,029,894
Gross profit	33,693,401	12,936,220

Operating expenses:
Selling and marketing expenses	8,554,058	5,203,245
General and administrative expenses	9,089,320	4,692,722
Research and development expenses	2,275,759	1,533,494
Depreciation and amortization	1,216,338	592,426
Special committee expenses	262,617	-
Total operating expenses	21,398,092	12,021,887

Operating income (loss)	12,295,309	914,333

Other income (expenses):
Impairment recovery on note
receivable from affiliate	-	1,200,000
Interest income, net	116,920	181,349
Foreign exchange transaction gain (loss)	15,794	(95,318)
Total other income, net	132,714	1,286,031

Income before provision for income taxes	12,428,023	2,200,364

Income tax expense (benefit)	3,286,728	(1,102,019)

Net income	$9,141,295	$3,302,383

Earnings per share:
Basic	$0.11	$0.04
Diluted	$0.08	$0.03
Weighted average shares outstanding:
Basic	82,182,609	81,965,079
Diluted	120,015,175	117,168,176

The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

	Unaudited
	Year ended December 31,
	2012	2011
Net income	$9,141,295	$3,302,383
Other comprehensive income (loss):
Foreign exchange translation adjustment	69,562	(967)
Comprehensive income	$9,210,857	$3,301,416

The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Diligent Board Member Services, Inc.

Consolidated Statements of Changes in Stockholders' Equity

					Accumulated	Total
		Common	Additional		Other	Stockholders'
	Common	Stock	Paid-in-	Accumulated	Comprehensive	Equity
	Shares	$.001 Par Value	Capital	Deficit	Income (Loss)	(Deficiency)

Balance at January 1, 2011	81,968,001	$81,968	$23,107,919	$(23,099,704)	$(1,750)	$88,433
Net income	-	-	-	3,302,383	-	3,302,383
Foreign exchange translation adjustment	-	-	-	-	(967)	(967)
Capital contributions	-	-	439,557	-	-	439,557
Share-based compensation	-	-	907,543	-	-	907,543
Repurchase and cancellation of common stock	(225,000)	(225)	(250,107)	-	-	(250,332)
Exercise of stock options	118,334	118	19,324	-	-	19,442
Amortization of preferred stock offering costs	-	-	(27,702)	-	-	(27,702)
Preferred stock dividend	-	-	(359,338)	-	-	(359,338)
Balance at December 31, 2011	81,861,335	$81,861	$23,837,196	$(19,797,321)	$(2,717)	4,119,019
Net income	-	-	-	9,141,295	-	9,141,295
Foreign exchange translation adjustment	-	-	-	-	69,562	69,562
Capital contribution			239,557			239,557
Share-based compensation	-	-	1,384,215	-	-	1,384,215
Tender of common stock in lieu of interest payment on note receivable from affiliate	(133,811)	(134)	(199,518)	-	-	(199,652)
Exercise of stock options	1,848,667	1,849	543,232	-	-	545,081
Shares issued under stock purchase plan	9,964	10	30,000			30,010
Income tax benefits - stock transactions			811,924			811,924
Amortization of preferred stock offering costs	-	-	(28,042)	-	-	(28,042)
Preferred stock dividend	-	-	(359,338)	-	-	(359,338)
Balance at December 31, 2012 (Unaudited)	83,586,155	$83,586	$26,259,226	$(10,656,026)	$66,845	$15,753,631

The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Diligent Board Member Services, Inc.

Consolidated Statements of Cash Flows

	Unaudited
	Year ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$9,141,295	$3,302,383
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment recovery on note receivable from affiliate	-	(1,200,000)
Partial release of valuation allowance on deferred tax assets	-	(1,154,008)
Depreciation and amortization	1,216,338	592,426
Share-based compensation	1,384,215	907,543
Changes in operating assets and liabilities:
Accounts receivable	(1,061,498)	(1,462,479)
Prepaid expenses and other current assets	(317,119)	(470,037)
Restricted cash - security deposits	(127,264)	128,732
Accounts payable and accrued expenses	581,838	625,218
Income taxes payable	1,599,995	22,139
Deferred revenue	9,085,773	5,646,436
Deferred tax assets and liabilities	651,953	-
Other	(67,220)	1,285
Net cash provided by operating activities	22,088,306	6,939,638
Cash flows from investing activities:
Purchase of property and equipment	(1,717,894)	(662,813)
Net cash used in investing activities	(1,717,894)	(662,813)
Cash flows from financing activities:
Proceeds from maturity of note receivable from affiliate	3,071,563	-
Payment of preferred stock dividend, net of capital contribution in lieu of dividend	(119,781)	(159,338)
Proceeds from exercise of stock options and purchase of shares under stock purchase plan	575,091	19,442
Excess tax benefits realized from share-based compensation	811,924	-
Repayments of obligations under capital leases	(254,173)	(95,942)
Payments of obligations under software licensing agreements	(144,868)	(72,434)
Repurchase of common stock	-	(250,332)
Cash received from partial prepayment of note receivable from affiliate	-	4,122
Net cash provided by (used in) financing activities	3,939,756	(554,482)
Effect of exchange rates on cash and cash equivalents	70,546	(4,097)
Net increase in cash and cash equivalents	24,380,714	5,718,246
Cash and cash equivalents at beginning of year	8,930,695	3,212,449
Cash and cash equivalents at end of year	$33,311,409	$8,930,695

Supplemental disclosure of cash flow information:
Cash paid during the year for :
Interest	$32,684	$27,333
Income taxes	$212,460	$51,355

Supplemental disclosure of noncash investing and financing activities:
Tender of common stock in lieu of interest payment on note receivable from affiliate	$199,652	$-
Capital contribution in lieu of preferred stock dividend	$239,557	$439,557
Property and equipment acquired under capital leases	$2,308,954	$118,111
Acquisition of software licenses under long-term payment contracts	$-	$434,604
Property and equipment acquired with accounts payable	$-	$742,218

The financial statements are in the process of being audited and are therefore subject to adjustment. All amounts are in $US unless otherwise stated.

Reconciliation of Cumulative Sales to Revenue and Deferred Revenue

Licensing Revenue		$39,442,246
Deferred Revenue 12/31/2011	15,683,215
Deferred Revenue 12/31/2012	28,241,852
Increase in Deferred Revenue		12,558,637
Foreign Exchange Adjustments		326,886
Cumulative Sales		$52,327,769

Revenue:
Licensing Revenue	$39,442,246
Installation Revenue	4,293,997
Total Revenue on Income Statement	$43,736,243

Deferred Revenue, net	2012	2011
Licensing	$15,173,566	$6,809,186
Installation	2,407,870	1,686,475
Total Deferred Revenue on Balance Sheet	$17,581,436	$8,495,661

Gross Deferred Revenue, Licensing Only (See Note 1 Below)
Deferred Revenue, net	$15,173,566	$6,809,186
Add Unbilled and Uncollected New Sales	13,068,286	8,874,029
	$28,241,852	$15,683,215

Note 1 - Fees paid in advance are recorded as deferred revenue until earned. Signed contracts which have not been billed or for which payment has not been received are excluded from both deferred revenue and accounts receivable on the balance sheet.

New Sales for the year ended December 31, 2012 represents the difference between Cumulative Sales at December 31, 2012 ($52.3 million) and Cumulative Sales at December 31, 2011 ($25.7 million), excluding foreign exchange fluctuations ($.3 million).